Exhibit 10.02

March 31, 2008

Meg Whitman

Meg,

This letter confirms your appointment by the Board of Directors of eBay Inc. (the “Board”) to the position of Special Advisor to the President and Chief Executive Officer of eBay Inc. (“eBay” or the “Company”) effective upon your resignation as President and Chief Executive Officer on March 31, 2008 (the “Effective Date”). It is anticipated that your employment with eBay will terminate on December 31, 2008.

You shall continue to serve as a member of the Board without additional consideration. Your outstanding eBay stock options will continue to vest pursuant to the terms of the Company’s stock plans so long as you remain a member of the Board.

As of the Effective Date, your annual base salary will be $600,000, payable bi-weekly in accordance with the Company’s normal payroll practices. You will continue to be eligible to participate in the eBay Incentive Plan (“eIP”). Payouts under the plan are based on individual achievement as well as Company performance. Your target annual incentive bonus for eIP is 100% of your base salary. The Company reserves the right to amend, change or cancel the plan at its sole discretion.

Following your termination of employment, you will remain eligible to receive the 2008 annual bonus under the eBay Incentive Plan provided the Compensation Committee of the Board determines that the performance goals have been satisfied. The bonus will be payable no later than March 15, 2009.

In addition, you will vest with respect to 100% of the performance-based restricted stock units (“PBRSUs”) which would otherwise vest had you remained employed through March 15, 2009. Additionally, you will receive the use of office space and IT and secretarial services for a total of three years following your termination of employment.

Very truly yours,

eBay Inc.

ACCEPTED:

/s/  Meg Whitman
Meg Whitman

Date